EXHIBIT 99.9


CONTACT:          Linda J. Wachner                  Robert D. Siegfried
                  (212) 370-8205                    Kekst and Company
                                                    (212) 521-4832

                  William S. Finkelstein
                  (212) 370-8287


                                                      FOR IMMEDIATE RELEASE


                  WARNACO RECEIVES APPROVAL OF AGREEMENTS
          FOR REFINANCING TO AUGUST 2002 BY 100% OF LENDER GROUPS; ALSO PROVIDES REVISED GUIDANCE FOR FISCAL 2000 OUTLOOK,
                 ANNOUNCES ADDITIONAL OPERATING INITIATIVES
                 AND SUSPENDS FUTURE COMMON STOCK DIVIDENDS

      LENDER GROUPS APPROVE AMENDED DEBT FACILITIES OF $2.56 BILLION;
         FINANCING AGREEMENTS EXPECTED TO CLOSE BY OCTOBER 6, 2000

       EXPANDED OPERATING INITIATIVES EXPECTED TO ACHIEVE ADDITIONAL
              ANNUALIZED COST SAVINGS OF $50 MILLION PER YEAR;
        Q3 2000 AFTER-TAX CHARGE OF $50 TO $60 MILLION ANTICIPATED

                   REVISES GUIDANCE ON OPERATING RESULTS
                      FOR FY 2000 TO RANGE OF $[0.25]
                       TO $[0.30] AND FOR Q3 2000 TO
                        RANGE OF $[0.45] TO $[0.50]

PER DILUTED SHARE BEFORE CHARGES AND INVESTMENT GAINS

NEW YORK, NEW YORK, SEPTEMBER 29, 2000 --The Warnaco Group, Inc. (NYSE:WAC) today announced that 100% of its lender groups, led by The Bank of Nova Scotia, Salomon Smith Barney, Inc., Citibank, N.A., Morgan Guaranty Trust Company of New York, Commerzbank, A.G. and Societe Generale, earlier today approved agreements to amend and extend up to $2.56 billion of existing financing facilities on a secured basis through August 12, 2002. The Company said that the closing of the new facility agreements, which is expected to be completed by October 6, 2000, remains subject only to customary closing conditions including the execution of final documentation.

As part of the agreements reached with the lender groups approving the financing transactions, Warnaco said that it agreed to reduce overall lender commitments to $2.56 billion from $2.9 billion, which the Company said it expects will provide sufficient working capital liquidity going forward, and to suspend future cash dividends on Warnaco's common stock. Warnaco expects to complete the payment of the previously declared cash dividend of $0.09 per share of common stock payable on October 5, 2000 to holders of record as of September 6, 2000. The Company said it also received a limited waiver of compliance with financial covenants in certain of its existing debt facilities in order to facilitate completion of the financing transactions by October 6, 2000. Warnaco said that upon satisfaction of the closing conditions to and completion of the planned transactions, the Company will have no material debt maturing prior to August 2002. The amended financing facilities will be secured by assets owned by Warnaco and its subsidiaries.

Warnaco said that it anticipates taking an after-tax charge in the third quarter of 2000 of approximately $50 to $60 million in connection with additional operating initiatives being implemented. These initiatives are expected to create annualized cost savings of $50 million through additional workforce reductions, inventory clearance and facility consolidations. Commenting on its revised outlook for Warnaco's 2000 fiscal year, the Company said that it now expects to report an operating loss, before charges and investment gains, in the range of $0.25 to $0.30 per diluted share for the 2000 fiscal year and in the range of $0.45 to $0.50 per diluted share for the third quarter of the 2000 fiscal year. The revised outlook takes into account reduced revenues from sales to retailers as a result of the difficult business environment affecting the apparel industry in general, increased interest expense upon completion of the financing transactions, and additional markdowns in connection with further inventory reductions. Warnaco said that it will announce actual results for the third quarter of 2000 on or about November 2, 2000 as previously scheduled.

Linda Wachner, chairman and chief executive officer of Warnaco, said, "Our new financing agreements, which have now been approved by all of the members of our lender groups and which we expect to complete next week, together with the operational initiatives that we have been implementing and expanding over the last several months, provide a foundation for the Company's future performance. We expect that our earlier global operating initiatives program and the additional operating initiatives that we are presently implementing should result in substantial improvement in operating earnings and Warnaco returning to profitability in 2001. The very difficult business environment facing the apparel industry generally for the remainder of this year and Warnaco's present and anticipated near-term financial performance underscore the prudence of our agreement with our lenders to suspend future common stock dividends at this time. We are fully engaged and committed to achieving enhanced financial performance, building the long-term business enterprise value of our Company and reinstating the common stock dividend when appropriate in the future."

Warnaco said that the revised bank commitment letter from its lead lenders and the limited waivers will be filed on Form 8-K with the Securities and Exchange Commission.

The Warnaco Group, Inc., headquartered in New York, is a leading manufacturer of intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear, better dresses, fragrances and accessories sold under such brands as Warner's(R), Olga(R), Fruit of the Loom(R) bras, Van Raalte(R), Lejaby(R), Weight Watchers(R), Bodyslimmers(R), Izka(R), Chaps by Ralph Lauren(R), Calvin Klein(R) men's, women's, and children's underwear, men's accessories, and men's, women's, junior women's and children's jeans, Speedo(R)/Authentic Fitness(R) men's, women's and children's swimwear, sportswear and swimwear accessories, Polo by Ralph Lauren (R) women's and girls' swimwear, Oscar de lA Renta(R), Anne Cole Collection(R), Cole of California(R) and Catalina(R) swimwear, A.B.S.(R) Women's sportswear and better dresses and Penhaligon's(R) fragrances and accessories.

This press release contains forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include the ability of the Company to satisfy the conditions and requirements of financing commitments accepted by the Company, the effect of worldwide, regional and country general economic conditions, the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, competitive pricing pressures, consumer preferences including acceptance of both new designs and newly-introduced product lines, financial difficulties encountered by customers, inflation, merchandise supply constraints, interest rate movements and access to capital. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.